Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

PEOPLES FINANCIAL CORPORATION

The Articles of Incorporation of Peoples Financial Corporation ("Corporation") are hereby restated pursuant to § 79-4-10.07 to read in their entirety as follows:

FIRST:	The name of the Corporation is Peoples Financial Corporation.

SECOND:	The period of its duration is ninety-nine (99) years.

THIRD:	The specific purpose or purposes for which the Corporation is organized, stated in general terms, are:

Primarily, to purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination "holding corporation" or "holding company," and especially to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation, or government and also bonds or evidences of indebtedness of the United States or of any other state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the Corporation and while the owner thereof to exercise all the rights, powers, and privileges of ownership including the right to vote on any shares of stock; to promote, lend money to, and guarantee the bonds, notes, evidences of indebtedness, contracts or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, or other securities or evidence of indebtedness shall be held by or for this Corporation, or in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidence of indebtedness or the property of this Corporation.

And to engage in such activities or businesses as may from time to time be permitted by State or Federal statutes, regulations or authorities, including, but not limited to, the business of acting as agent or broker for insurance companies in soliciting and receiving application for any and all types of insurance, collecting premiums and doing such other business as may be delegated to agents or brokers by such insurance companies and to conduct an insurance agency and insurance brokerage business.

To do any and all things and exercise any and all powers, rights and privileges which the Corporation may now or hereafter be authorized to do under the Mississippi Business Corporations Act.

FOURTH:	The total number of shares of stock which the Corporation shall have authority to issue is Fifteen Million (15,000,000) shares of common stock of the par value of One Dollar ($1.00) a share.

FIFTH:	Peoples Financial Corporation shall have the right to purchase its own shares to the extent of its unreserved and unrestricted earned surplus and capital surplus available therefor.

SIXTH:	The Corporation will not commence business until consideration of the value of at least $1,000 has been received for the issuance of shares.

SEVENTH:

The post office address of its registered office is Post Office Box 5239, Lameuse and Howard Avenue, Biloxi, Mississippi 39533, and the name of its initial registered agent at such address is Andy Carpenter.

EIGHTH:          If any person, firm, or corporation, (herein referred to as the Tender Offeror) or any person, firm or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group of which the Tender Offeror or any of the foregoing persons, firms, or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror owns of record, or owns beneficially, directly or indirectly, more than 10% of any class of equity voting security of this Corporation with the Tender Offeror, then any merger or consolidation of this corporation with the Tender Offeror, or any sale, lease, or exchange of substantially all of the assets of this Corporation or of the Tender Offeror to the other may not be effected under the laws of Mississippi, unless a meeting of the shareholders of this Corporation is held to vote thereon and the votes of the holders of voting securities of this Company representing not less than 80% of the votes entitled to vote thereon, vote in favor thereof. As used herein, the term group includes persons, firms, and corporations acting in concert, whether or not as a formal group, and the term equity security means any share or similar security; or any security convertible, with or without consideration, into such a security, or carrying any warrant to subscribe to or purchase such a security; or any such warrant or right. The foregoing provision is to require a greater vote of shareholders than is required by Mississippi Code of 1972 Section 79-3-145 (dealing with mergers and consolidations) and Section 79-3-157 (dealing with sales, mortgages, etc. of assets outside the ordinary course of business) and the provisions of this Article EIGHTH shall not be amended, changed or repealed without a similar 80% vote of the voting securities in this Corporation, which is a greater vote than required by Mississippi Code of 1972 Section 79-3-117 (dealing with amendments to these Articles of Incorporation).

NINTH:           The Board of Directors of this Corporation shall consist of not fewer than five (5) nor more than fifteen (15) persons. The number of Directors may be fixed or changed from time to time, within the minimum and maximum, be resolution of the Board of Directors. Until further action by the Board of Directors, the Board of Directors shall consist of five (5) persons.

TENTH:	The name and post office address of each incorporator is:

NAME	STREET AND POST OFFICE ADDRESS

Chevis C. Swetman	1516 W. Beach
Biloxi, Mississippi 39530

Andy Carpenter	11107 LeMarin Ct.
Ocean Springs, Mississippi 39564

ELEVENTH:	The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

TWELFTH:

(a) A director shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 79 4-8.33 of Mississippi Code of 1972, as amended; or (iv) an intentional violation of criminal law.

(b) Subject to the provisions of this ARTICLE TWELFTH, the Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (including any action by or in the right of the Corporation) (“Proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such a Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time (the "Act") and (B) despite the fact that such person has failed to meet the standard of conduct set forth in Miss. Code Ann. § 81-5-105 (1972, as amended), or would be adjudged liable to the Corporation in connection with a Proceeding by or in the right of the Corporation. Any indemnification under this ARTICLE TWELFTH shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections (a) and (b) of this ARTICLE TWELFTH, such determination to be made (i) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding, (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting of two or more directors not at the time parties to the Proceeding, (iii) by special legal counsel (a) selected by the Board of Directors or its committee in the manner prescribed in (i) or (ii) or (b) if a quorum of the Board of Directors cannot be obtained under (i) and a committee cannot be designated under (ii), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate), (iv) by the shareholders (but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination) or (v) by a court.

(c) The Corporation upon request shall pay or reimburse any person who was or is a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for his or her reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as (1) such person furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined by a judgment or other final adjudication that his or her acts or omissions did violate the applicable standard of conduct set forth in Section (a) or (b) of this ARTICLE TWELFTH, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by the Corporation without reference to final ability to make repayment or to collateral and (2) a determination is made by any of the persons described in (i) through (iv) of Section (b) of this ARTICLE TWELFTH that the facts then known to those making the determination would not preclude indemnification under this ARTICLE TWELFTH. Such request need not be accompanied by the affirmation otherwise required by the Act.

(d) The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons may be entitled as a matter of law.

(e) The Board of Directors or shareholders of the Corporation may adopt a policy for the indemnification of directors, officers, employees and agents of the Corporation, as they from time to time see necessary or prudent in the best interest of the Corporation.

(f) The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying individuals to the extent that such indemnification is allowed in the preceding paragraphs. Such insurance may, but need not be, for the benefit of all directors, officers, or employees.

(g) The invalidity or unenforceability of any provision of this ARTICLE TWELFTH shall not in any way affect the remaining provisions hereof, which shall continue in full force and effect. Neither the amendment nor repeal of this ARTICLE TWELFTH, nor the adoption or amendment of any other provision of the Corporation's Bylaws or the Articles of Incorporation inconsistent with this ARTICLE TWELFTH, shall apply to or affect in any respect the applicability of this ARTICLE TWELFTH with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

IN WITNESS WHEREOF, Peoples Financial Corporation has caused these Restated Articles of Incorporation to be signed by Evelyn R. Herrington its Secretary, this 24th day of March, 2021.

PEOPLES FINANCIAL CORPORATION

By:
Name: Evelyn R. Herrington
Title: Secretary